Exhibit (l)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 25 to the Registration Statement on Form N-4 (No. 333-123884) (the “Registration Statement”) of our report dated April 28, 2023 relating to the financial statements of Fidelity Investments Life Insurance Company and consent to the use in the Registration Statement of our report dated April 28, 2023 relating to the financial statements of each of the subaccounts of Fidelity Investments Variable Annuity Account I indicated in our report. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2023